Exhibit 10.49

March 13, 2018

PERSONAL AND CONFIDENTIAL

Joanne Spadoro

[***************]

[***************]

Re:Separation Agreement

Dear Joanne:

This letter confirms your separation from employment with T2 Biosystems, Inc. (the “Company”).    This letter also proposes an agreement between you and the Company.

Entitlements and Obligations

Your employment with the Company is ending effective on March 15, 2018 (“Separation Date”).  The Company has paid you for all salary accrued through March 15, 2018 and all accrued but unused vacation time.  Regardless of whether you enter into an agreement with the Company, the Company shall:

•

reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

You also have certain rights as a terminated employee under the Company’s Section 401(k) plan, which shall not be affected by whether or not you enter into an agreement with the Company.

For your part, you are subject to continuing obligations under your Non-Competition/Non-Disclosure/Invention Assignment Agreement with the Company dated July 7, 2016 (the “Non-Competition Agreement”), including your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and to adhere to certain non-competition and non-solicitation obligations.  Please note that your obligation to return Company property under Section 2 of the Non-Competition Agreement includes, without limitation, your obligation to return all Company equipment that is currently in your possession.

Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company.  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here that no such claims exist.  By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.Separation from Employment

This confirms that your employment with the Company ended effective on March 15, 2018. You acknowledge that you have been paid all salary and accrued but unused vacation time due to you in connection with your employment.

2.Severance Pay

The Company shall pay you severance pay (“Severance Pay”) consisting of a one-time lump sum of $69,300.00 in lieu of an annual discretionary performance bonus based on your performance in 2017.  The Company shall make this payment on the first normal Company payroll date following the Effective Date, as defined below.  These payments shall be subject to tax-related deductions and withholdings applicable to the payment of severance pay.

3.Continuing Obligations

You acknowledge that your obligations under the Non-Competition Agreement shall continue in effect, including without limitation your obligations to maintain the confidentiality of Confidential Information as defined in the Non-Competition Agreement, to return documents and other property of the Company and not to engage in prohibited competition or solicitation. A copy of the Non-Competition Agreement is enclosed as Exhibit A and is incorporated into this Agreement by reference.

You further understand that, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, you understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

4.Release of Claims

In consideration for, among other terms, the Severance Pay, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•	of harassment, retaliation, discrimination, and/or civil rights;
•

conferred by or arising under any federal, state or local law (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Law, Title VII of the Civil Rights Act of 1964, and the Worker Adjustment and Retraining Notification Act);

•

relating to wages, bonuses, incentive compensation, stock, stock options, overtime, minimum wage, meal breaks, prevailing wage, deductions, reporting pay, expense reimbursements, leaves, vacation pay or any other compensation or benefits, including, without limitation, those claims conferred or arising under M.G.L. c. 149, §§148 et seq (also known as the Massachusetts Wage Act), M.G.L. c. 151 (also known as the Massachusetts Minimum Fair Wage Law), the Fair Labor Standards Act or any other state, federal or local wage and hour laws; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

Provided, however, that this release shall not affect your rights under this Agreement or your rights as a terminated employee under the Company’s Section 401(k) plan.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

This release does not restrict your right to file administrative claims under federal or state law, nor does it in any way bar or prohibit the contact or cooperation with, or participation in, any proceeding before a federal or state administrative agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) or the Securities and Exchange Commission (“SEC”); provided, however, that you waive any right to recover monetary damages or other personal relief in connection with any such proceeding.  This waiver does not limit your right to receive an award for information provided to the SEC.

5.Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential.  “Agreement-Related Information” means the negotiations leading to this Agreement and the existence and terms of this Agreement.  Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  You represent that during the period since March 15, 2018, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect.

This provision, however, shall not apply to communications from or with the Equal Employment Opportunity Commission (“EEOC”) or other government agency.

6.Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its current or former officers, directors, shareholders, employees or agents.  You represent that during the period since March 15, 2018, you have not made any such disparaging statements. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

This provision, however, shall not apply to communications from or with the EEOC or other government agency.

7.Time for Consideration

This Agreement is intended to comply with the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”) with regard to your waiver of rights under the Age Discrimination in Employment Act of 1967 (“ADEA”).  You acknowledge that you are specifically waiving rights and claims under the ADEA; that the waiver of rights under the ADEA does not extend to any rights or claims arising after the date this Agreement is signed by you; that you are receiving consideration in addition to what you would otherwise be entitled; that you have been advised to consult with an attorney before signing this Agreement; and that you have had a period of forty-five (45) days to consider the decision to enter into this Agreement.

It is understood that you may revoke your approval of this Agreement in the seven (7) day period following the date on which you sign the Agreement (the “Revocation Period”).  If you wish to revoke this Agreement, you must deliver written notice to Kelley Morgan, Sr. Director of HR via email at kmorgan@t2biosystems.com, stating that you intend to revoke no later than on the seventh (7th) day following your signing of this Agreement.  This Agreement shall not become effective or enforceable until the eighth calendar day after the date it is signed by you.

8.Other Provisions

•Return of Payment.  If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, you shall return the Severance Pay to the Company.

•Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

•Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

•Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

•Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

•Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Non-Competition Agreement and any other obligations specifically preserved in this Agreement.

•Effective Date.  This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

•Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

T2 Biosystems, Inc.

By: _______________________________________________________________

Michael GibbsDate

General Counsel

Enclosures (Exhibit A—Non-Competition Agreement)

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

______________________________________________________________________

Joanne SpadoroDate